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    (LOGO)

    WORLD MONITOR TRUST--
    SERIES C

    MONTHLY REPORT/
    AUGUST 31, 2001

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WORLD MONITOR TRUST--SERIES C
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Dear Interest Holder:

Enclosed is the report for the period from July 28, 2001 to August 31, 2001 for the World Monitor Trust--Series C ('Series C'). The net asset value of an interest as of August 31, 2001 was $91.08, an increase of 5.03% from the July 27, 2001 value of $86.72. The year-to-date return for Series C was a decrease of 2.36% as of August 31, 2001.

As you are aware, on September 11, 2001 the World Trade Center was attacked by terrorists, and all of us mourn this tragic event. Prudential Securities Futures Management Inc. contacted all significant trading manager relationships and was informed that each was following its prescribed trading systems and reported functioning operational infrastructures. During this difficult period, the Trust continued to provide portfolio diversification and low correlation to the global equity markets.

The estimated net asset value per interest as of September 18, 2001 was $93.92. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-1017.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
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
For the period from July 28, 2001 to
  August 31, 2001
Revenues:
Realized gain on commodity
  transactions.......................   $ 391,890
Change in unrealized commodity
  positions..........................      17,743
Interest income......................      19,220
                                        ---------
                                          428,853
                                        ---------
Expenses:
Commissions..........................      54,924
Management fee.......................      14,206
                                        ---------
                                           69,130
                                        ---------
Net gain.............................   $ 359,723
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
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For the period from July 28, 2001 to
  August 31, 2001

                                              Per
                                 Total      Interest
                               ----------   --------
Net asset value at beginning
  of period (82,936.179
  interests).................  $7,192,038    $ 86.72
Contributions................       5,000
Net gain.....................     359,723
Redemptions..................    (146,363)
                               ----------
Net asset value at end of
  period (81,357.944
  interests).................  $7,410,398      91.08
                               ----------
                               ----------   --------
Change in net asset
  value per interest.....................    $  4.36
                                            --------
                                            --------
Percentage change........................       5.03%
                                            --------
                                            --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series C is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             /s/ Barbara J. Brooks
                             --------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer